AMENDMENT TO CONSULTING AGREEMENT

Amendment, dated as of September 1, 2005 by and between Accoona Corp., a Delaware corporation ("Company"), and S.P.B.D. Consulting Corp., a New York corporation ("Consulting Firm")

W I T N E S S E T H:

WHEREAS, Company and Consulting Firm are parties to a Consulting Agreement dated as of November 1, 2004 (as amended to date, the "Consulting Agreement"); and

WHEREAS, the Consulting Agreement provides for the Services (as defined in the Consulting Agreement) to be provided by Armand Rousso ('Consultant") or such other persons as Consulting Firm may designate.

NOW, THEREFORE, in consideration of the foregoing premises and the covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound, hereby agree as follows:

1. Section 2 of the Consulting Agreement is hereby amended and restated to read in its entirety as follows:

> "Section 2. Term. The term of Consulting Firm's engagement under this Agreement shall commence on the date hereof and shall continue until the close of business on August 31, 2006 (the "Initial Period"), subject to earlier termination as provided in Section 6 (the "Consulting Period"); provided however that the Consulting Period shall automatically be extended for successive one year periods unless, at least sixty (60) days prior to the expiration of the Consulting Period in any year either party gives prior written notice to the other that this Agreement shall not be renewed."

2. Section 4(a) of the Consulting Agreement is hereby amended and restated to read in its entirety as follows:

> "(a) As consideration for Consulting Firm's agreement to enter into this Agreement and rendering the Services, Company shall pay to Consulting Firm throughout the Consulting Period a fee of $1,200,000 per year (the "Consultant Fee") payable in quarterly installments upon presentation of invoices for the quarter, with the first such installment of $300,000 payable on September 1, 2005, the second installment of $300,000 payable on December 1, 2005, the third installment of $300,000 payable on March 1, 2006 and the fourth installment of $300,000 payable on June 1, 2006."

3. In the event of any conflict between the terms of this Amendment and any prior amendment to the Consulting Agreement, the terms of this Amendment shall prevail.

Without limiting the foregoing, the provisions in the amendment(s) to the Consulting Agreement identifying particular Advisors and the amounts to be paid for their services are null and void.

4. Except as specifically amended hereby, the Consulting Agreement shall continue in full force and effect unmodified and the parties hereby reaffirm the same.

IN WITNESS WHEREOF, this Amendment has been executed by and on behalf of the parties hereto to become effective as of the day and year first above written.

ACCOONA CORP.

By: S. Kaud
Stuart S. Kauder
Chief Executive Officer

S.P.B.D. CONSULTING CORP.

By: ______________________
Armand Rousso
Chief Executive Officer